SECOND AMENDMENT TO LEASE

                    THIS SECOND AMENDMENT to a certain Lease dated as of August 17, 2000, by and between 215 CHURCH STREET, LLC, as Landlord, and SOUTHERN CONNECTICUT BANCORP, INC., as Tenant is made as of the 31st day of March, 2001.

W I T N E S S E T H :

                     WHEREAS, Landlord and Tenant did enter into a certain Lease Agreement dated as of August 17, 2000 covering certain premises described therein (the “Demised Premises”) known as 215 Church Street, New Haven, Connecticut; and

                     WHEREAS, the Lease Agreement was amended by a First Amendment to Lease dated as of August 17, 2000; and

                     WHEREAS, the Lease Agreement was further modified by a certain letter agreement between Landlord and Tenant dated January 3, 2001 (the Lease Agreement as amended and modified as aforesaid is herein-after referred to as the “Lease”); and

                     WHEREAS, the Landlord and Tenant desire to further amend and modify the Lease as more fully set forth herein.

                     NOW, WHEREFORE, in consideration of the premises set forth above and for other good and valuable consideration paid and received the mutual satisfaction of the parties hereto, the Landlord and Tenant hereby agree that the Lease is hereby further amended and modified as follows effective as of the date of this Second Amendment to Lease set forth above:

                     1.      The first sentence of Section 3.1(a) of the Lease is hereby deleted and the following sentence is substituted therefor:

“(a) Tenant agrees to pay the Base Rent to Landlord, or as otherwise directed by Landlord with appropriate notice, without offset, abatement or demand, commencing on the Rent Commencement Date, which date shall be the first to occur of (i)July 31, 2001, or (ii) the date that the Contingency for Banking Approval set forth in Section 17.1 of the Lease as amended by the Second Amendment thereto is satisfied or waived by Tenant.”

                     2.       As provided for in Section 4.1 of the Lease, the Landlord and Tenant hereby reconfirm that the Commencement Date of the Lease occurred on January 1, 2001 and that the Landlord vacated the premises and delivered possession to the Tenant on said date and otherwise performed all of Landlord’s pre-Commencement date obligations to Tenant arising under the Lease.

                     3.      There is added to the Lease a new Section 5.3(e) as follows:

“5.3(e) Prior to commencing any of Tenant’s Initial Leasehold Improvements, Tenant shall cause each of the persons named on Exhibit H hereto to execute and deliver to Landlord the Indemnity Agreement set forth as Exhibit H.”

                    4.       In addition to Tenant’s obligations for Tenant’s Operating and Tax Expenses and for insurance for the Demised Premises and the Building thereon as set forth in the Lease, Tenant hereby agrees to pay to Landlord as additional rent the non-returnable sum of Four Thousand One Hundred Seventeen and 08/100 Dollars ($4,117.08) on April 1, 2001 and on the first day each month thereafter occurring prior to the Rent Commencement Date. If the Rent Commencement date occurs on other than the first day of a month, said sum shall be prorated on a per diem basis for such partial month.

                    5.      Section 17.1 of the Lease is hereby deleted and the following is substituted therefor:

“17.1 CONTINGENCY FOR BANKING APPROVAL. Tenant shall have a period ending on July 31, 2001 to obtain from the State of Connecticut Banking Commissioner and any other governmental agencies required, all appropriate final certif-icates of authority to permit the use of the property as a Connecticut bank and to allow the bank presently in formation to complete its formation process and to obtain all necessary building permits and approvals, including, but not limited to, all city, state, local, building, ADA and governmental permits to construct the intended improvements. If, despite its best efforts, Tenant shall not obtain the aforesaid by June 30, 2001, it shall so notify Landlord by said date and shall vacate and surrender the Demised Premises by said date in the manner set forth in this Lease, and the Lease shall thereupon terminate and expire and, except as otherwise provided for herein, all rights and obligations thereunder shall thereafter be at an end, except that Tenant shall remain obligated to fully complete within thirty (30) days thereafter any and all Tenant’s Initial Leasehold Improve-ments which it had commenced. Tenant has deposited with the Landlord the sum of Two Thousand Five Hundred Dollars ($2,500.00) upon execution of this Lease, which sum will be credited toward the first month’s Base Rent owing under the Lease following the Commencement Date of the Lease or returned to the Tenant if this contingency is not satisfied.”

                    The Lease shall remain in full force and effect in accordance with all of its terms and conditions as amended and modified by this Second Amendment of Lease.

                    This Second Amendment of Lease shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

                    IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to Lease to be duly executed by persons hereunto duly autho-rized, in multiple copies, each to be considered an original hereof, as of the date of this Second Amendment to Lease written above.

Signed, Sealed and Delivered
     in the Presence of:

LANDLORD 215 CHURCH STREET, LLC
/s/ Rosemarie A. Romano

By: /s/ Robert J. Walczak
/s/ Gary D. Mullin	Robert J. Walczak Robert J. Walczak

TENANT SOUTHERN CONNECTICUT BANCORP, INC.
/s/ Rosemarie A. Romano

By: /s/ Joseph V. Ciaburri
/s/ Gary D. Mullin	Joseph V. Ciaburri Its Chairman and C.E.O.